EXHIBIT 23.4

Consent of Alston & Bird LLP

We consent to the reference to our firm under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement on Form S-4 (File No. 333-159353) and related prospectus filed by Regions Financial Corporation and to the filing of our opinion, dated April 27, 2007, as to certain tax matters as an exhibit to such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Alston & Bird LLP

Washington, DC

June 3, 2009